Exhibit 99.1

Finish Line Reports Third Quarter FY 2010 Results

INDIANAPOLIS, Dec. 22, 2009-- The Finish Line, Inc. (Nasdaq: FINL) today reported results for its third fiscal quarter, representing the 13-week period ended November 28, 2009. As previously disclosed, the company exited the Man Alive business effective July 4, 2009. Therefore, all financial results of the Man Alive operations are included in discontinued operations for all periods presented.

Third Quarter Results

Net sales declined 0.2% to $240.1 million for the third quarter compared to $240.6 million a year ago. Comparable store net sales increased 1.7% in the third quarter compared to a 3.3% comparable store net sales decline the prior year.

Due to a favorable agreement entered into with the Internal Revenue Service (IRS) regarding the tax treatment of the terminated Genesco merger and related litigation, Finish Line recorded a one-time tax benefit of $6.5 million in the third quarter. With this tax benefit, the company reported third quarter income from continuing operations of $6.5 million, or $0.12 per diluted share, compared to a loss from continuing operations of $6.5 million, or ($0.12) per diluted share, in the third quarter last year. Without the tax benefit, third quarter non-GAAP income from continuing operations was $16,000, or $0.00 (flat) per diluted share compared to the ($0.12) per diluted share loss a year ago. A reconciliation of income from continuing operations per diluted share on a GAAP basis to income from continuing operations per diluted share excluding the tax benefit, a non-GAAP financial measure, is found in the table at the end of this news release. Diluted weighted average shares outstanding for the third quarter were 54.9 million versus 53.9 million for the same period a year ago.

Consolidated merchandise inventories decreased 19.0% to $237.5 million as of November 28, 2009 compared to $293.2 million a year ago. Finish Line inventory declined 14.4% overall and 11.0% on a per-square-foot basis.

At quarter end, the company had no interest-bearing debt and $149.2 million in cash and cash equivalents, up from $55.1 million at the end of the third quarter a year ago.

"We continue to display an ability to perform well and improve our business in what remains a cautious consumer environment," said Finish Line Chief Executive Officer Glenn Lyon. "In the third quarter, we effectively controlled expenses, managed inventories and improved store execution. We also continued to work productively with our vendor partners to stress innovation in product, consistent with our ongoing premium positioning. We are doing a good job of leveraging our strengths and continue to seek paths for profitable growth while we remain in a challenging consumer environment.”

Year-to-Date Results

Net sales declined 6.2% to $797.9 million, compared to $850.6 million a year ago. Year-to-date comparable store net sales decreased 4.7% versus a 1.4% increase last year.

For the 39 weeks ended November 28, 2009, Finish Line reported income from continuing operations of $20.0 million, or $0.36 per diluted share with the one-time $6.5 million tax benefit, versus income from continuing operations of $10.8 million, or $0.20 per diluted share for the same period a year ago. Without the tax benefit, the year-to-date non-GAAP income from continuing operations was $13.5 million, or $0.24 per diluted share.  This compares to the $0.20 per diluted share for the same period the prior year, which is a 20% increase year over year. A reconciliation of income from continuing operations per diluted share on a GAAP basis to income from continuing operations per diluted share excluding the tax benefit, a non-GAAP financial measure, is found in the table at the end of the release.

December Sales

Comparable store net sales on a month-to-date basis for the period of November 29 through December 20 increased 4.9% compared to a 22.1% decline for the same period one year ago.

Conference Call Tomorrow

The company will host a conference call for investors Wednesday, December 23 at 8:30 a.m. Eastern. To participate in the conference call, dial (660) 422-4970, conference ID#45826667. To listen online, visit www.finishline.com. A replay of the conference call can be accessed approximately 30 minutes following the completion of the call at (706) 645-9291, conference ID#45826667. This recording will be available through Monday, December 28. In addition, the replay will be available on the Web at www.finishline.com.

Forward Looking Statements

The company has experienced, and expects to continue to experience, significant variability in net sales, net income (loss) and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors that could cause results of the company to differ materially include, but are not limited to: changing consumer preferences; the company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the company’s stores; the loss of key employees; the effect of economic conditions including current conditions in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Q4 FY 2010 Release/Conference Call Date

The company expects to report fourth quarter results Thursday March 25, 2010 after market close followed by a conference call on Friday March 26, 2010 at approximately 8:30 a.m. Eastern.

About Finish Line

The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 681 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

	The Finish Line, Inc.
	Consolidated Statements of Operations (Unaudited)
	(In thousands, except per share and store data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2009	2008	2009	2008

Net sales	$240,056	$240,571	$797,885	$850,590
Cost of sales (including occupancy costs)	169,144	175,609	555,230	598,284
Gross profit	70,912	64,962	242,655	252,306

Selling, general and administrative expenses	70,351	75,566	218,765	234,233
Store closing costs	535	-	2,147	250
Terminated merger-related costs	-	23	-	106
Operating income (loss)	26	(10,627)	21,743	17,717

Interest income, net	66	189	278	687
Income (loss) from continuing operations before income taxes	92	(10,438)	22,021	18,404

Income tax (benefit) expense	(6,439)	(3,935)	1,983	7,654
Income (loss) from continuing operations	6,531	(6,503)	20,038	10,750

Income (loss) from discontinued operations, net of income taxes	62	(2,340)	(14,927)	(5,631)
Net income (loss)	$6,593	$(8,843)	$5,111	$5,119

Income (loss) per diluted share:
Income (loss) from continuing operations	$0.12	$(0.12)	$0.36	$0.20
Loss from discontinued operations	0.00	(0.04)	(0.27)	(0.10)
Net income (loss)	$0.12	$(0.16)	$0.09	$0.10

Diluted weighted average shares outstanding	54,877	53,935	54,615	54,103

Dividends declared per share	$0.03	$0.03	$0.09	$0.06

Store activity for the period (Finish Line only):
Beginning of period	681	697	689	697
Opened	4	3	5	9
Closed	(4)	(1)	(13)	(7)
End of period	681	699	681	699
Square feet at end of period			3,671,926	3,819,982

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	November 28,	November 29,		November 28,	November 29,
	2009	2008		2009	2008

Net sales	100.0%	100.0%		100.0%	100.0%
Cost of sales (including occupancy costs)	70.5	73.0		69.6	70.3
Gross profit	29.5	27.0		30.4	29.7

Selling, general and administrative expenses	29.3	31.4		27.4	27.5
Store closing costs	0.2	-		0.3	0.1
Terminated merger-related costs	-	-		-	-
Operating income (loss)	-	(4.4)		2.7	2.1

Interest income, net	-	0.1		-	0.1
Income (loss) from continuing operations before income taxes	-	(4.3)		2.7	2.2

Income tax (benefit) expense	(2.7)	1.6		0.2	0.9
Income (loss) from continuing operations	2.7	(2.7)		2.5	1.3

Loss from discontinued operations, net of income taxes	-	(1.0)		(1.9)	(0.7)
Net income (loss)	2.7%	(3.7	) %	0.6%	0.6%

	Condensed Consolidated Balance Sheet

	November 28,	November 29,	February 28,
	2009	2008	2009
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$149,184	$55,148	$115,875
Merchandise inventories, net	237,459	293,244	239,409
Other current assets	36,312	39,656	31,791
Property and equipment, net	146,537	201,005	173,119
Other assets	24,990	44,592	38,539
Total assets	$594,482	$633,645	$598,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$111,883	$137,227	$107,838
Terminated merger-related liabilities	-	206	-
Deferred credits from landlords	42,407	54,441	51,939
Other long-term liabilities	11,505	15,042	14,562
Shareholders' equity	428,687	426,729	424,394
Total liabilities and shareholders' equity	$594,482	$633,645	$598,733

The Finish Line, Inc.
SEC REGULATION G

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS ON A GAAP BASIS
TO INCOME (LOSS) FROM CONTINUING OPERATIONS ON A NON-GAAP BASIS
(IN THOUSANDS)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008

Income (loss) from continuing operations on a GAAP basis	$6,531	$(6,503)	$20,038	$10,750

Subtract: One time tax benefit associated with terminated merger	(6,515)	—	(6,515)	—

Income (loss) from continuing operations on a non-GAAP basis (a)	$16	$(6,503)	$13,523	$10,750

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A
GAAP BASIS TO INCOME (LOSS) FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A NON-GAAP BASIS

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008

Income (loss) from continuing operations per diluted share on a GAAP Basis	$0.12	$(0.12)	$0.36	$0.20

Subtract: One time tax benefit associated with terminated merger	(0.12)	—	(0.12)	—

Income (loss) from continuing operations per diluted share on a non-GAAP basis (a)	$—	$(0.12)	$0.24	$0.20

(a)	Income (loss) from continuing operations per diluted share excluding the amount noted above is a non-GAAP financial measure. The Company believes this is an important metric as it represents our income (loss) from continuing operations per diluted share without the one time impact of the tax benefit associated with the terminated merger.

CONTACTS:
Investor Relations Contact:
Edward W. Wilhelm (317) 899-1022 ext. 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Anne Roman (419) 724-9900
On behalf of The Finish Line, Inc.